Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Investor Relations 651-236-5158

NEWS	For Immediate Release	March 28, 2006

H.B. FULLER REPORTS FIRST QUARTER RESULTS AND

RAISES EXPECTATIONS FOR FISCAL YEAR 2006

ST. PAUL, Minnesota – H.B. Fuller Company (NYSE: FUL) reported today financial results for the first quarter that ended March 4, 2006 and announced increased expectations for its current fiscal year.

Net Revenue:

Net revenue for the first quarter of 2006 was $348.3 million, down slightly from the first quarter of 2005. The 2005 deconsolidation of the Company’s Japanese operations, together with the impact of foreign currency translation, reduced net revenue growth by 5.2 percentage points. On a comparable basis, adjusting for these factors, net revenue increased 3.9 percent year-over-year.

On a segment basis, Global Adhesives’ net revenue decreased 3.2 percent versus the first quarter of last year. The aforementioned deconsolidation of the Company’s Japanese operations, together with the impact of foreign currency translation, reduced net revenue growth for Global Adhesives by 7.1 percentage points. Full-Valu / Specialty’s net revenue increased 3.3 percent versus the first quarter of last year. Foreign currency translation reduced net revenue growth for Full-Valu / Specialty by 0.5 percentage points. Therefore, on a comparable basis after adjusting for these factors, net revenue increased 3.9 percent for Global Adhesives and 3.8 percent for Full-Valu / Specialty year-over-year.

Net Income and Diluted Earnings Per Share:

Net income improved significantly from $6.5 million ($0.22 per share) in the first quarter of last year to $15.3 million ($0.52 per share) in this year’s first quarter. The marked improvement in profitability was driven through further success in repositioning sales to a more profitable mix of product offerings and increased productivity that led to reductions in both manufacturing and operating expenses. This year’s first quarter net income includes, on a pre-tax basis, $1.1 million in severance related expense associated with a minor business realignment ($0.03 per share).

“Our strong first quarter performance is further validation that we are pursuing the right strategy to transform our company into a more profitable, higher growth, specialty chemical business,” said Al Stroucken, chairman and chief executive officer. “Through the utilization of Lean Six Sigma, a disciplined approach to mergers and acquisitions, and an unrelenting focus on productivity improvements, we are progressing towards a new level of performance.”

Fiscal Year 2006 Expectations:

As a result of the strong first quarter results and an increased confidence for the remainder of fiscal year 2006, the Company now expects diluted earnings per share to be between $2.55 and $2.65 for the full year. This range incorporates the combined anticipated impact from the recently announced acquisitions of the Roanoke Companies Group and Henkel’s insulating glass sealant assets. For 2007, these transactions, on a combined basis, are expected to be accretive to diluted earnings per share by between $0.12 and $0.18.

The recently announced acquisitions do not change the Company’s previously issued expectations for fiscal year 2006 capital expenditures to be between $30 and $40 million; however, due to additional amortization resulting from the acquisitions, the Company now expects fiscal year 2006 depreciation and amortization expense to be between $50 and $55 million.

Additionally, based upon the current expectations for the geographic mix of earnings for 2006, the Company now anticipates that its effective tax rate for the year will be approximately 30.0 percent.

Conference Call:

The Company will host an investor conference call to discuss first quarter 2006 results on Wednesday, March 29, 2006 at 9:30 a.m. central time (10:30 a.m. eastern time). The call can be heard live over the Internet through the Company’s website at www.hbfuller.com under the investor relations section. The call is scheduled to last one hour. An audio replay and written transcript of the conference call will subsequently be made available on the Company’s website.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2005 net revenue of $1.512 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit their website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the successful completion of the Company’s acquisition of the European insulating glass sealant business; the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-K filing of February 14, 2006. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks	13 Weeks
	Ended	Ended
	March 4, 2006	February 26, 2005
Net revenue	$348,294	$352,987
Cost of sales	(250,441)	(262,278)

Gross profit	97,853	90,709

Selling, general and administrative expenses	(75,856)	(80,321)
Gains from sales of assets	813	1,794
Other income / (expense), net	499	(352)
Interest expense	(2,743)	(3,330)

Income before income taxes, minority interests and income from equity investments	20,566	8,500

Income taxes	(6,170)	(2,720)
Minority interests in (income) / loss of subsidiaries	(240)	226
Income from equity investments	1,114	495

Net Income	$15,270	$6,501

Basic income per common share	$0.53	$0.23

Diluted income per common share	$0.52	$0.22

Weighted-average common shares outstanding:
Basic	29,020	28,541
Diluted	29,577	28,962

Dividends declared per common share	$0.1225	$0.1150

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Quarterly Report on Form 10-Q)

	March 4, 2006	December 3, 2005	February 26, 2005
Inventory	$156,453	$142,984	$174,773
Trade accounts receivable, net	222,019	238,550	246,158
Trade accounts payable	128,627	135,292	159,550
Total assets	1,111,596	1,107,557	1,087,820
Long-term debt, including current installments	137,000	137,241	138,308